EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108148, 333-101981, and 333-125788) of Hubbell Incorporated (the “Company”) of our report dated February 22, 2008 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Notes 1,3,6 and 20 as to which the date is May 28, 2008, relating to the Company’s consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
May 28, 2008

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